                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

CAPITAL PACIFIC HOLDINGS, LLC, a Delaware Limited Liability Corporation CAPITAL PACIFIC HOMES, INC., a Nevada Corporation
PETERS RANCHLAND COMPANY, INC., a Delaware Corporation
J.M. PETERS NEVADA, INC., a Delaware Corporation
NEWPORT DESIGN CENTER, a California Corporation
CAPITAL PACIFIC MORTGAGE, INC. a Delaware Corporation
CAPITAL PACIFIC ARIZONA, INC., a Delaware Corporation
CAPITAL PACIFIC HOMES OF ARIZONA, INC., a Delaware Corporation
CLARK WILSON HOMES, INC., a Texas Corporation
CAPITAL PACIFIC HOMES, INC., a Delaware Corporation
FAIRWAY FINANCIAL COMPANY, a Texas Corporation
PARKLAND ESTATES, INC., a Delaware Corporation
J.M. PETERS CALIFORNIA, INC., a Delaware Corporation
CREATIVE DESIGN & MEDIA, INC., a Delaware Corporation
CAPITAL PACIFIC HOMES OF COLORADO, INC., a Delaware Corporation
CPH NEWPORT COAST, LLC, a Delaware Limited Liability Corporation